Exhibit 10.66

January 9, 2006

Scott MacLeod

221 Secor Lane

Pelham, NY 10803

Re: Employment

Dear Scott:

The purpose of this letter is to set forth an Agreement of the terms and conditions of your employment with Mobile Satellite Ventures, LP (the Company). This letter confirms our prior discussions.

The Company hereby agrees to employ you and you agree to be employed under the terms and conditions set forth below.

1.	Title and Reporting: Your title will be Executive Vice President and Chief Financial Officer (CFO) for Mobile Satellite Ventures LP. As a condition of this contract, you shall report directly to Alexander H. Good the Chief Executive Officer.

2.	Duties and Responsibilities: You will be responsible for the overall management and direction of all corporate finance and administration activities and all such other activities normally associated with the role of Executive Vice President and CFO. Given your background, you shall also be directly involved in strategic and development activities. You shall have such additional activities as the CEO and/or the Board shall direct.

3.	Term: The initial term of the Agreement shall be three years, except that termination short of such period shall be governed by Paragraph 11 below. The Agreement shall commence on and your start date shall be January 26, 2006 (“Commencement Date”).

4.	Salary: The salary for this exempt, full time position will be paid in bi-weekly installments of $12,500.00 commencing January 26, 2006, and in accordance with the normal practices of the Company. This is equal to an annual equivalent rate of $325,000. You will receive a salary review on an annual basis.

5.	Cash Bonus: You shall have the opportunity to earn an annual cash bonus to be paid in the first quarter of each year. Your cash bonus shall be based on equally weighted corporate performance and personal performance and your target rate shall be 50% of your annual salary. Your personal objectives will be agreed upon between you and the CEO.

6.	(a) Unit Options in MSV LP: You will be granted options, which shall be awarded to you upon your Commencement Date, of 225,000 units in the MSV LP 2001 Unit Incentive Plan, as amended at a strike price of $56.33 and a three year ratable vesting period (i.e. 1/3 vesting on each of the three one-year anniversaries of the Commencement Date) consistent with the MSV LP Unit Option Agreement approved for grant to MSV employees. Except as specifically provided herein, the treatment of the unit options shall be consistent with the MSV LP 2001 Unit Incentive Plan (as amended from time to time) and the Change of Control Agreement dated as of the date of your Commencement Date, which shall be appended hereto and included by reference in this Agreement; and

Scott MacLeod

Janaury 9, 2006

(b) In addition, upon the Commencement Date,you will be granted 50,000 Restricted Units or Phantom Units equivalent in economics to the Restricted Units of the LP, in either case in the MSV LP 2001 Unit Incentive Plan, the structure and terms of which will be implemented to take account of tax and reporting treatment for you and MSV. The precise form of the Unit award grant will be developed by MSV in cooperation with you for implementation of your grant, as soon as practicable, and will take into accountcurrent tax, limited partnership and private/public company considerations.The award will be made payable in MSV LP Units, stock of MSV (or its successor) or cash(with reference in the case of a cash payment to the fair market value of such MSV LP Units or MSV stock, as determined by the Board in good faith (“FMV”)) and will vest over a period of five (5) years as follows: (i) in the amount of20,000 Units on the second anniversary of the grant, provided that 10,000 of such Units may vest at any time following the first anniversary of the grant if MSV (or its successor) is then a public company and the stock issuable upon unit vesting could be sold in a public market (“Public Stock”); and, (ii) in the amount of 10,000 Units on each of the three anniversaries thereafter,. MSV will issue Public Stock to you upon vesting of any Phantom Units if such Public Stock is then available, and will not issue LP Units in satisfaction thereof unless both you and MSV agree. In the absence of available Public Stock, unless you and MSV agree otherwise, MSV will make a cash payment to you at FMV. The treatment of such shares or units shall be consistent with the Change of Control Agreement as referenced in paragraph 6(a) above.

7.	Benefits: You shall participate in all the benefit plans of the Company available to the Company’s senior executives, including:

a.	Health and Dental Insurance as provided by the Company;

b.	Tax deferred, company match 401K or other savings plans;

c.	Life and Disability insurance;

d.	Accrue 6.15 PTO hours per pay period, plus statutory holidays;

8.	Location and Moving Expenses and Relocation Expenses: It is understood that your employment location would be at the corporate headquarters in Reston, Virginia. The Company will reimburse you for out-of-pocket moving expenses for your move from New York to Virginia and reimburse you for travel and hotel accommodations during a reasonable transition period. The Company shall also reimburse reasonable travel for you and your spouse to find a new home near the Reston office.

9.	Business Expenses: The Company shall reimburse you for all reasonable business and professional expenses incurred by you in connection with your employment with the Company in accordance with company policies.

10.	Change of Control Protections: You and Company shall execute a Change of Control Agreement, dated as of the date of your commencement of employment, a copy of which is appended hereto and incorporated by reference and which shall govern with respect to Companies obligations to you in the event of a Change of Control or a Termination of your employment resulting from a Change of Control.

11.

Termination Protections: Should the Company terminate you, during the Term, without Cause or make a material change to the terms of your employment as set forth in this agreement without your prior written consent, you shall be entitled to (i) one year’s salary

Scott MacLeod

Janaury 9, 2006

and target bonus and (ii) immediate vesting of all unit options (and such options shall remain exercisable for two years following termination of employment) and unit or phantom unit shares granted by MSV LP.

12.	Confidentiality, Non-Competition and Non-Solicitation Agreement: In consideration of your employment and the benefits contemplated herein, you shall execute a Confidentiality, Non-Competition and Non-Solicitation Agreement in the form appended hereto and included by reference in this Agreement.

13.	Counterparts, Severability and Notices: This Agreement may be executed in one or more counterparts each of which shall be deemed an original. If any part of this Agreement is found to be illegal or unenforceable, such determination shall not affect the enforceability of the remaining provisions which shall remain in effect. All notices shall be hand delivered to you at the address noted above, and such further address as you provide the company and if to the Company, by hand delivery to the CEO.

14.	Governing Law: This Agreement shall be governed by the laws of the Commonwealth of Virginia.

Sincerely,

/s/Alexander H. Good
Alexander H. Good
MSV LP
Date Executed:

Agreed to and Accepted:

/s/ Scott G. Macleod
Scott MacLeod
Date Executed: January 9, 2006